Exhibit 99(a)

FOR IMMEDIATE RELEASE

GARDEN STATE BANCSHARES, INC. REPORTS FIRST QUARTER EARNINGS

JACKSON, NEW JERSEY ... April 18, 1995 ... Garden State BancShares, Inc. (NASDAQ:GRDN) reported net income of $651,069 for the first quarter of 1995 compared to $380,505 for the first quarter of 1994. On a per share basis, first quarter 1995 earnings were $.21 compared to $.22 per share for the same period last year. The decrease in per share earnings was due to the additional shares issued in the 1994 stock offering. Total average shares outstanding in the first quarter of 1995 were 3.0 million compared to 1.7 million in the first quarter of 1994.

According to Theodore D. Bessler, President and Chief Executive Officer of Garden State BancShares, Inc. and its principal subsidiary, Garden State Bank, "The improvement in first-quarter earnings reflects our success last year in dramatically improving the net interest margin. We achieved this by raising new capital, reducing nonperforming assets and improving loan quality." The net interest margin, or difference between the rate earned on assets and the rate paid on deposits, increased during the quarter to 5.23 percent from 4.82 percent in the first quarter of 1994.

Total nonperforming assets were $8.6 million at March 31, 1995, up slightly from the $8.3 million reported at December 31, 1994, but down $7.4 million or 46.11 percent from a year ago.

At March 31, 1995, the allowance for loan losses totaled $4.4 million, compared to $4.2 million at December 31, 1994, and $4.6 million at March 31, 1994. The loan loss allowance represented 2.01 percent of loans, compared to 1.97 percent at December 31, 1994 and 2.41 percent at March 31, 1994.

Garden State BancShares, Inc. had total assets of $316.3 million at March 31, 1995, compared to $306.4 million at December 31, 1994, and $301.6 million at March 31, 1994. Total deposits increased to $287.8 million, up $17.6 million and $5.1 million from December 31, 1994, and March 31, 1994, respectively. Loans were $220.0 million at March 31, 1995, compared to $213.6 million at December 31, 1994, and $190.4 million at the end of the first quarter of 1994. Total equity capital at March 31, 1995, was $26.6 million. The Company exceeded all minimum regulatory requirements for capital adequacy: The ratio of total capital to risk-adjusted assets was
14.91 percent; the ratio of Tier 1 capital to risk-adjusted assets was
13.66 percent; and the Tier 1 leverage capital ratio was 8.46 percent.

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On March 21, 1995, the Federal Reserve Bank informed Garden State
BancShares, Inc. that it had lifted the existing Memorandum of Understanding (MOU) with the Company. In April, the FDIC and New Jersey Department of Banking concluded regulatory examinations of Garden State Bank as of year end 1994; the regulators thereafter advised the Board of Directors of the Bank that the MOU entered into on June 30, 1994, with the Bank, would be rescinded by formal notice shortly. Bessler stated, "We believe the lifting of these regulatory orders is an acknowledgement of the significant improvements we have made in asset quality, earnings and capital."

The common stock of Garden State BancShares, Inc. is listed on the NASDAQ Small-Cap Market under the symbol GRDN. On September 15, 1994, Garden State BancShares' stock began trading on the Boston Stock Exchange under the symbol GSB.

Garden State BancShares, Inc. is a bank holding company headquartered in Jackson, New Jersey. The Company's principal subsidiary, Garden State Bank, is a full-service, FDIC-insured commercial bank serving Monmouth and Ocean Counties. The Bank operates eight offices in Brick, Jackson, Lakewood, Manasquan, Toms River and Whiting. A new branch will be coming soon to Seaside Heights.